Exhibit 10.24

AMENDMENT

TO

LETTER AGREEMENT

THIS AMENDMENT TO LETTER AGREEMENT (the “Amendment”) is made December 31, 2008, by and between WABCO Expats Inc. (the “Company”) and Alfred Farha (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain letter agreement dated April 25, 2008 (the “Letter Agreement”);

WHEREAS, the Company and the Executive desire to amend the Letter Agreement to comply with Section 409A of the Internal Revenue Code as provided herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

1.	The third paragraph of the Letter Agreement (regarding participation in the Company’s Annual Incentive Plan) shall be amended to delete “in March” in the third sentence of such paragraph and to replace it with “no later than March 15th”.

2.	The fourth paragraph of the Letter Agreement (regarding participation in the Company’s Long-Term Incentive Plan) shall be amended by deleting the second sentence of such paragraph in its entirety and replacing it with the following:

“LTIP performance cycles run three years and are paid no later than March 15th of the year following the end of the cycle.”

3.	The ninth paragraph of the Letter Agreement (regarding severance payable in connection with a change in control) shall be amended by adding the following sentence at the end of such paragraph:

“All amounts will be paid in the time periods provided in, and otherwise in accordance with the terms of, the WABCO Change in Control Severance Plan.”

4.	The tenth paragraph of the Letter Agreement (regarding at-will employment and the payment of severance) shall be amended to add the following phrase at the end of the third sentence of such paragraph:

“, which release is not subsequently revoked in accordance with its terms”

5.	The tenth paragraph of the Letter Agreement shall be further amended to add the following sentence at the end of such paragraph:

“The severance payment referred to in this paragraph shall be made to you in a single lump sum payable 60 days after your employment termination.”

6.	The Letter Agreement shall be amended by adding the following paragraphs immediately before the penultimate paragraph of the Letter Agreement:

The parties intend that the payments and benefits provided for in this Agreement to either be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’) or be provided in a manner that complies with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment under this agreement shall be paid or provided only upon those terminations of employment that constitute a ‘separation from service’ from WABCO or its affiliates within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)).

All reimbursements and other payments made or paid in connection with your employment hereunder or under any assignment or other policy referred to herein shall be done in a manner that complies with the requirements of Section 409A of the Code. If WABCO reimburses you for the amount of any such benefit, such reimbursement will be made not later than the last day of your taxable year following the year in which the related expense was incurred (subject to your providing any required supporting documentation); provided, however, that the timing for reimbursements of any tax equalization payments shall be as set forth below. Any reimbursement payments due to you pursuant to this letter shall not be subject to liquidation or exchange for another benefit and the amount of such expenses eligible for reimbursement or such benefits that you receive in one taxable year shall not affect the expenses eligible for reimbursement or the amount of such benefits that you will receive in any other taxable year.

Any amounts payable to you pursuant to any tax equalization agreement (within the meaning of Treas. Reg. Section 1.409A-1(b)(8)(iii)) shall be made to you not later than the last day of your second taxable year following the year in which your U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax equalization payment relates, or, if later, your second taxable year following the latest such taxable year in which your foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates.”

7.	All other terms of the Letter Agreement shall remain in full force and effect.

8.	This instrument, together with the Letter Agreement, contains the entire agreement of the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Executive and the Company have caused this Amendment to be executed as of the day and year first written above.

By:	/s/ Kevin Tarrant
WABCO EXPATS INC.

/s/ Alfred Farha Alfred Farha